NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC. REPORTS STRONG THIRD QUARTER RESULTS

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Record third quarter revenue of $361.7 million

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Diluted EPS of $0.22 up from $0.03 in second quarter of 2009

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Cash and cash equivalents balance of $69.1 million

OMAHA, NE – November 9, 2009 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the quarter ended September 30, 2009. Green Plains reported revenues of $361.7 million, a 27% increase over the second quarter of 2009, and net income of $5.5 million, or $0.22 per diluted share.

“We experienced significant improvement in our Ethanol Production segment during the quarter,” said Todd Becker, President and Chief Executive Officer. “We achieved a milestone by producing at 100% of operating capacity in the month of September, hitting our 480 million gallon annualized run rate shortly after we acquired and began operations at the two plants in Nebraska.”

“Ethanol margins have continued to improve and we expect the Ethanol Production segment to generate better results in the fourth quarter. We had locked in margins on more than 78 million gallons of ethanol production by quarter-end, and consistent with our risk management strategy, we have continued to lock away additional production for the balance of 2009 and the first quarter of 2010,” commented Becker.

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $19.3 million for the quarter ended September 30, 2009. Green Plains had available liquidity of $112.6 million, including $69.1 million in cash and equivalents and $43.5 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at September 30, 2009.

“Our strong cash flow for the quarter allowed us to continue to fully meet our obligations and add to our liquidity position. We are focused every day on cash flow and have built a solid balance sheet that we believe can withstand cyclical downturns,” continued Becker. “Our diversified operating platform is working well and we believe the upcoming fourth quarter will highlight the full earnings capability of our business, particularly during the fall harvest period when the Agribusiness segment is expected to achieve better seasonal results.”

For the nine months ended September 30, 2009, revenues were $867.5 million, with a net loss of $3.3 million or $0.13 per share.  EBITDA for the nine months ended September 30, 2009 was $29.9 million.

Recent Business Highlights

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On October 14, 2009, Green Plains unveiled BioProcessAlgae, LLC’s Phase I Grower Harvester TM pilot project. BioProcessAlgae has completed the installation of Phase I of the multi-phase pilot project and algae production has commenced at the Company’s Shenandoah ethanol plant. BioProcessAlgae’s research team will collect production data over the next 120 days from the pilot project that will be instrumental in determining the scalability and functionality for future commercial deployment of the Grower Harvester technology.

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Green Plains Trade Group LLC, a wholly-owned subsidiary, entered into an agreement to provide third-party ethanol marketing services to Lincolnway Energy, LLC of Nevada, IA at the end of the third quarter. The Lincolnway Energy facility, which has been operational since May 2006, has an expected production capacity of approximately 55 million gallons of ethanol per year.

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For the third quarter of 2009, Green Plains’ Ethanol Production segment produced and sold a record 107.3 million gallons of ethanol, operating at 99.6% of the Company’s average daily operating capacity.

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Conference Call

On November 10, 2009, Green Plains will hold a conference call to discuss its third quarter 2009 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, and Jerry Peters, Chief Financial Officer. The time of the call is 11:00 a.m. EST / 10:00 a.m. CST. To participate by telephone, the domestic dial-in number is 877-407-8033 and the international dial-in number is 201-689-8033. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. The conference call will also be archived and available for replay through November 24, 2009.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with a combined expected operating capacity of 480 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service that currently provides marketing services to its affiliated plants as well as four third-party ethanol producers with expected operating capacity of 360 million gallons per year. Green Plains owns 51% of Blendstar, LLC, a Houston-based biofuel terminal operator with six facilities in five states. Green Plains’ Agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses in northern Iowa and southern Minnesota.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," “will,” "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to the following items: competition in the ethanol industry; risks associated with commodity markets, financial markets, and counter-party credit; risks associated with changes to federal policy and/or regulation; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KT and any amendments thereto for the nine-month transition period ended December 31, 2008 and in the Company's subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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2009 Third Quarter and Year-to-Date Condensed Consolidated Financial Results

In the fourth quarter of 2008, Green Plains completed a merger with VBV LLC and its subsidiaries (“VBV”). The VBV merger was accounted for as a reverse merger, with Green Plains treated as the acquired company and VBV as the acquiring company. Consequently, 2008 financial results exclude the operations of Green Plains prior to October 15, 2008, the date of the merger. Prior to the merger, VBV was a development stage company, generating minimal revenues and expenses in the third quarter and the first nine months of 2008. The following are condensed consolidated statements of operations (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues
Ethanol	$286,845	$4,854	$654,810	$5,113
Distillers grains	41,762	424	110,853	424
Grain	22,373	-	61,058	-
Agronomy products	5,732	-	30,701	-
Other	5,011	-	10,038	-
Total revenues	361,723	5,278	867,460	5,537
Cost of goods sold	340,321	7,381	829,296	7,546
Gross profit	21,402	(2,103)	38,164	(2,009)
Selling, general and administrative expenses	10,648	2,562	30,413	5,976
Operating income (loss)	10,754	(4,665)	7,751	(7,985)

Other income (expense)
Interest income	18	16	145	29
Interest expense, net of
amounts capitalized	(5,657)	(51)	(12,001)	(119)
Other, net	245	101	752	98
Total other income (expense)	(5,394)	66	(11,104)	8

Income (loss) before income taxes	5,360	(4,599)	(3,353)	(7,977)
Income tax provision (benefit)	(189)	-	(189)	-
Net income (loss)	5,549	(4,599)	(3,164)	(7,977)
Net (income) loss attributable to
noncontrolling interests	(95)	723	(96)	1,143

Net income (loss) attributable to Green Plains	$5,454	$(3,876)	$(3,260)	$(6,834)

Earnings (loss) per share:
Basic	$0.22	$(0.52)	$(0.13)	$(0.91)
Diluted	$0.22	$(0.52)	$(0.13)	$(0.91)

Weighted average shares outstanding:
Basic	24,955	7,498	24,921	7,498
Diluted	24,995	7,498	24,921	7,498

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Operating Segment Information

Green Plains’ businesses are depicted and divided into three operating segments as follows: (1) production of ethanol and related co-products (collectively referred to as “Ethanol Production”); (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products (collectively referred to as “Agribusiness”); and (3) marketing and distribution of Company-produced and third-party ethanol and distillers grains (collectively referred to as “Marketing and Distribution”). Corporate operating expenses not directly related to a specific operating segment are reflected in the table below as “corporate activities”.

The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended	Three Months Ended	Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2009

Revenues
Ethanol Production	$205,808	$152,053	$495,365
Agribusiness	44,579	58,758	149,547
Marketing and Distribution	317,915	231,208	727,477
Intersegment eliminations	(206,579)	(157,364)	(504,929)
Total revenues	$361,723	$284,655	$867,460

Gross profit
Ethanol Production	$16,131	$4,664	$18,034
Agribusiness	1,876	7,343	11,965
Marketing and Distribution	3,389	2,839	8,071
Intersegment eliminations	6	37	94
Total gross profit	$21,402	$14,883	$38,164

Operating income (loss)
Ethanol Production	$13,509	$2,589	$11,782
Agribusiness	(1,093)	4,190	3,062
Marketing and Distribution	1,204	552	1,237
Intersegment eliminations	6	37	94
Corporate activities	(2,872)	(3,190)	(8,424)
Total operating income	$10,754	$4,178	$7,751

Intersegment revenues and related costs of goods sold were eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current quarter presentation.

Ethanol Production Segment

The chart below presents key operating data within our Ethanol Production segment for the periods indicated:

	Three Months Ended	Three Months Ended	Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2009

Operating and Other Data

Ethanol sold	107,335	77,093	257,599
(thousands of gallons)

Distillers grains sold	306,327	227,756	745,029
(equivalent dried tons)

Corn consumed	38,872	27,520	92,639
(thousands of bushels)
Average net price of ethanol sold	$1.59	$1.60	$1.57
($ per gallon)
Average corn cost	$3.75	$4.08	$4.01
($ per bushel)
Average net price for distillers grains
($ per equivalent dried ton)	$105	$125	$117

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Revenues of the Ethanol Production segment were $205.8 million for the quarter ended September 30, 2009 compared to $152.1 million for the quarter ended June 30, 2009, an increase of $53.7 million or 35.4%. The segment sold 107.3 million gallons of ethanol during the quarter ended September 30, 2009, an increase of 30.2 million gallons over the quarter ended June 30, 2009, primarily due to the addition of the two plants in Nebraska early in the third quarter. Ethanol production sold during the quarter represents 99.6% of the Company’s average daily operating capacity. For the quarter ended September 30, 2009, the average net price of ethanol sold was $1.59 per gallon as compared to $1.60 in the quarter ended June 30, 2009. In addition, during the quarter ended September 30, 2009, the segment recognized $32.3 million from sales of distillers grains compared to $28.4 million for the quarter ended June 30, 2009.

Cost of goods sold in the Ethanol Production segment during the quarter ended September 30, 2009 was $189.7 million, resulting in a gross profit of $16.1 million. Green Plains’ average net corn cost during this period was $3.75 per bushel compared to $4.08 per bushel for the quarter ended June 30, 2009. Operating income for the quarter ended September 30, 2009 was $13.5 million compared to $2.6 million for the quarter ended June 30, 2009.

The following chart summarizes the approximate percentage of forecasted production or usage, as applicable, for the next 12 months under fixed price contracts as of September 30, 2009:

Commodity	Portion Subject to Fixed Price Contracts
Ethanol Production	16%
Distillers Grains Production	18%
Corn Usage	16%
Natural Gas Usage	14%

Agribusiness Segment

The Agribusiness segment generated revenues of $44.6 million for the quarter ended September 30, 2009 compared to $58.8 million for the quarter ended June 30, 2009, a decrease of $14.2 million or 24.1%. The Company sold 9.5 million bushels of grain and one thousand tons of fertilizer in the Agribusiness segment during the third quarter of 2009. Cost of goods sold in the Agribusiness segment during the quarter ended September 30, 2009 was $42.7 million. Operating loss was $1.1 million for the quarter ended September 30, 2009 compared to operating income of $4.2 million for the quarter ended June 30, 2009. The quarterly performance of our Agribusiness segment fluctuates on a seasonal basis with the second and fourth quarters being stronger when compared to the first and third quarters of the year.

Marketing and Distribution Segment

Revenues of the Marketing and Distribution segment were $317.9 million for the quarter ended September 30, 2009 compared to $231.2 million for the quarter ended June 30, 2009, an increase of $86.7 million or 37.5%. The increase is the result of adding the two Nebraska ethanol plants in the third quarter. The segment sold 162.2 million gallons of ethanol during the quarter ended September 30, 2009, including the ethanol produced by Green Plains’ plants, compared to 120.2 million gallons sold in the second quarter 2009. Operating income was $1.2 million for the quarter ended September 30, 2009 compared to $0.6 million in the quarter ended June 30, 2009.

EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly titled measure of another company. The following sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

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	Three Months Ended	Three Months Ended	Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2009

Net income (loss) attributable to Green Plains	$5,454	$627	$(3,260)
Interest expense	5,657	3,830	12,001
Depreciation and amortization	8,267	6,826	21,262
Minority interest	95	(54)	96
Income taxes	(189)	-	(189)
EBITDA	$19,284	$11,229	$29,910

Summary Balance Sheets

The following are condensed consolidated balance sheets (in thousands):

	September 30,	December 31,
	2009	2008
ASSETS

Current assets	$198,671	$193,024
Property and equipment, net	604,268	495,772
Other assets	19,398	4,325
Total assets	$822,337	$693,121

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$131,529	$108,304
Long-term debt	400,097	299,011
Other liabilities	5,221	5,821
Total liabilities	536,847	413,136

Total stockholders' equity	285,490	279,985
Total liabilities and stockholders' equity	$822,337	$693,121

On September 30, 2009, Green Plains had $69.1 million in cash and equivalents and $43.5 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Green Plains had total assets of approximately $822.3 million and total stockholders’ equity of approximately $285.5 million. As of September 30, 2009, Green Plains had approximately 25.0 million common shares outstanding.

Company Contact:

Investor Contact:

Jim Stark, Vice President - Investor and Media Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

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